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                                                                       EXHIBIT 1

                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER


                                  By and among


                               GRR HOLDINGS, LLC,


                                GRR MERGER CORP.


                                       and


                         GROUND ROUND RESTAURANTS, INC.


                           Dated as of August 29, 1997
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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 29, 1997, among Ground Round Restaurants, Inc., a New York corporation (the "Company"),GRR Merger Corp., a New York corporation (the "Purchaser"), and GRR Holdings, LLC, a Delaware limited liability company ("Parent").

            WHEREAS, the respective Boards of Directors of the Purchaser and the Company have determined that it is advisable and in the best interests of their respective shareholders, and the managing member of Parent has determined that it is advisable and in the best interests of Parent's members, for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company, Parent and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

            WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make the Offer (as defined in Section 1.01) to purchase all of the issued and outstanding shares of common stock of the Company, par value $.16 2/3 per share (the "Common Stock"), upon the terms and subject to the conditions of this Agreement, and the Board of Directors of the Company has approved the Offer and determined to recommend that the Company's shareholders accept the Offer; and

            WHEREAS in furtherance of such acquisition, Christian R. Gunther and David T. DiPasquale (the "Significant Shareholders") have agreed to tender an aggregate of 3,102,100 shares of Common Stock into the Offer upon the terms and subject to the conditions of a Shareholder Agreement dated as of August 29, 1997 by and among Parent, the Purchaser and the Significant Shareholders.

            WHEREAS, to complete such acquisition, the respective Boards of Directors of the Purchaser and the Company, the managing member of Parent and Parent acting as the sole stockholder of the Purchaser, have approved the Offer and the Merger (as defined in section 2.01) of the Purchaser with and into the Company upon the terms and subject to the conditions of this Agreement; and

            NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:


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                                    ARTICLE I

                                THE TENDER OFFER

            1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events or conditions set forth in Annex A shall have occurred and be existing, then, not later than the first Business Day (as defined in Rule 14d-1(c)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement, and within five Business Days of the date of the public announcement of the execution of this Agreement the Purchaser shall, subject to the provisions of this Agreement, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer (the "Offer") for all of the outstanding shares of Common Stock (the "Shares") at a price of $1.65 per Share, net to the seller in cash. The Purchaser shall accept for payment and pay for all Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived by the Purchaser. The obligation of the Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto, including the condition that a number of Shares which, when aggregated with the 554,900 Shares owned by Parent to be contributed to the Purchaser ("the Contributed Shares"), represents at least 90% of the outstanding Shares shall have been validly tendered (and not withdrawn) prior to the expiration date of the Offer (the "Minimum Condition"). The Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (iv) increases the minimum number of Shares that must be tendered as a condition to the acceptance for payment and payment for Shares in the Offer, (v) waives the Minimum Condition if such waiver would result in the purchase pursuant to the Offer of less than that number of Shares which, together with the Contributed Shares, would constitute less than 50.1% of the outstanding Shares, or (vi) extends the Offer, provided, however, that the Purchaser may, without the consent of the Company, extend the Offer (A) from time to time, but not beyond 12 midnight, New York City time, on October 22, 1997, if, at the scheduled expiration date of the Offer, any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived, until such time as such conditions are satisfied, or (B) as provided in Section 9.03(a). The Purchaser hereby agrees that, in the event that the Minimum Condition is not satisfied or waived at the initial expiration date of the Offer, the Purchaser will, upon written request of the Company, extend the Offer for a period of up to ten further Business Days. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or the Purchaser,


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in whole or in part, in its sole discretion. The failure by Parent or the
Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time. The Purchaser agrees to comply with provisions of the Exchange Act, and the rules and regulations promulgated thereunder, applicable to the Offer.

            (b) On the commencement date of the Offer, Parent and the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent, the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments Parent, the Purchaser or their counsel may receive from the SEC or its Staff, including, but not limited to, comments with respect to the Offer Documents, promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company.

            1.02 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board"), at a meeting duly called and held, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, and in the best interests of, the shareholders of the Company, (ii) approving and adopting this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated thereby, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger and the transactions contemplated hereby and thereby, for purposes of Sections 902 and 912 of the New York Business Corporation Law (the "NYBCL"), and similar provisions of any other similar state statutes applicable to the transactions contemplated hereby, (iii) recommending that the shareholders of the Company accept the Offer, tender their Shares

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thereunder to the Purchaser and approve and adopt this Agreement and the Merger, subject to the provisions of Section 6.08, and (iv) providing for the cancellation of all Options (as defined in Section 3.05) as provided in Section 3.05.

            (b) The Company has been advised by each of its executive officers and each of its Directors, that such person intends to tender pursuant to the Offer all Shares owned or controlled by such person. The Company represents that the Board has received the written opinion of Rothschild, Inc. ("Rothschild") that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company has provided a copy of such opinion to Parent.

            (c) The Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such
Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC and the Offer is commenced, containing the recommendation described in Section 1.02(a) and shall mail the
Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company.

            (d) In connection with the Offer, the Company will, and will cause its transfer agent (the "Transfer Agent") to, furnish promptly to Parent and the Purchaser mailing labels containing the names and addresses of all record holders of Shares as of the most recent practicable date and of those persons becoming record holders after such date, together with copies of all lists of shareholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of Shares. The Company shall promptly furnish to Parent and the Purchaser such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and security position listings and computer files) and such other assistance as Parent and the Purchaser or their agents may reasonably request in


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communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the Offer and any other documents necessary to consummate the Merger and to solicit tenders of Shares and the approval of the Merger, Parent and the Purchaser and each of their affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.

            1.03 Composition of the Board of Directors. (a) Promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares pursuant to the Offer, provided the Purchaser shall have purchased not less than 50.1% of the outstanding Shares, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by the Purchaser or Parent, upon such acceptance for payment, bears to the number of Shares outstanding; provided, however, that until the Effective Time (as defined in Section 2.02) there shall be at least three Continuing Directors (as defined in Section 1.03(c)). The Company, shall upon the written request of the Purchaser, use its best efforts to cause the Purchaser's designees to be so elected. Notwithstanding the foregoing, it is the parties present intention to have a Board of seven directors following consummation of the Offer and prior to the Effective Time, the Board to consist of four designees of the Purchaser and three Continuing Directors, and the Company shall, upon the written request of the Purchaser, use its best efforts to cause the resignation of such current directors as necessary, and the election of the Purchaser's designees, to result in such seven member Board.

            (b) The Company's obligations to cause designees of the Purchaser to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1. Parent and the Purchaser will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and such other rules and regulations as are applicable.

            (c) After the time that the Purchaser's designees constitute at least a majority of the Board and until the Effective Time, any amendment or termination of this Agreement or the Restated Certificate of Incorporation (the "Certificate of Incorporation") or By-laws of the Company and any extension for the performance or waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights hereunder shall also


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require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors", who shall include each member of the Special Committee of the Board formed to consider the Merger for so long as he wishes to serve) except to the extent that applicable law requires that such action be acted upon by the full Board, in which case such action will require the concurrence of a majority of the Board, which majority shall include each of the Continuing Directors. If the number of Continuing Directors prior to the Effective Time is reduced below three for any reason, the remaining Continuing Directors or Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement. The Board shall not delegate any matter set forth in this Section 1.03(c) to any committee of the Board.

                                   ARTICLE II

                                   THE MERGER

            2.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with New York law, at the Effective Time (as defined in Section 2.02), Parent shall cause the Purchaser to merge (the "Merger") with and into the Company and as a result thereof the separate corporate existence of the Purchaser shall thereupon cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") of the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations") and shall, following the Merger, continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the NYBCL including, without limitation, Section 906 thereof.

            2.02 Effective Time. At the Closing contemplated in Section 8.01, the Company and Parent will cause a Certificate of Merger to be filed with the state of New York ( the "Certificate of Merger") to be executed and filed by the Company and the Purchaser with the New York Department of State, as provided in and in accordance with the NYBCL. The Merger shall become effective as of the date and at the time the Certificate of Merger has been duly filed with the Department of State of the State of New York or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            2.03 Certificate of Incorporation. The Certificate of Incorporation of the Company, as amended at the Effective Time to read as set forth in Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the NYBCL.

            2.04 By-laws. The By-laws of the Company as in effect on the date hereof, except as amended as set forth in Exhibit B hereto, shall be the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the NYBCL.


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Promptly following the Effective Time, Parent shall approve such amendment to the By-laws as the sole shareholder of the Surviving Corporation.

            2.05 Directors and Officers. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            2.06 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

            2.07 Shareholders' Meeting. (a) If required by applicable law in order to consummate the Merger following expiration of the Offer and acceptance for payment and purchase of Shares by the Purchaser pursuant to the terms of the Offer, the Company shall (and Parent and the Purchaser shall use all reasonable efforts to cause the Company to) take all action to the extent necessary to consummate the Merger in accordance with applicable law, its Certificate of Incorporation and By-Laws, including:

            (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable, for the purpose of approving this Agreement, the Merger and the transactions contemplated hereby and thereby;

            (ii) include in the Proxy Statement (as defined in Section 4.07) the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and the determination of the Board that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company; and


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            (iii) as soon as practicable after Parent's request, prepare and file a preliminary Proxy Statement with the SEC and, after consultation with Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its shareholders of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 2.07(a) shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company by any third party of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

            (b) The Company, Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, Parent and the Purchaser each shall use all reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's shareholders unless the Company has first obtained the consent of Parent to such mailing.

            (c) At the Shareholders' Meeting, Parent, the Purchaser, their affiliates and Permitted Assigns (as defined in Section 10.07) will vote all Shares owned by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

            (d) Notwithstanding the foregoing, in the event that the Purchaser or any Permitted Assigns shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 905 of the NYBCL, as soon as reasonably practicable after such acquisition and the satisfaction or waiver of the conditions of Article VII, without a meeting of the shareholders of the Company.


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                                   ARTICLE III

               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

            3.01 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, Dissenting Shares (as defined in Section 3.03) and any Shares held in the treasury of the Company or by any subsidiary of the Company) shall be converted into and represent the right to receive an amount in cash equal to the greater of $1.65 or any greater amount per Share paid pursuant to the Offer as it may be amended, without interest (the "Merger Consideration"), upon surrender of the certificate that, immediately prior to the Effective Time, represented such issued and outstanding Share (a "Certificate"). As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.02.

            (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent or held in the Company's treasury or by any subsidiary of the Company, shall be canceled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

            (c) Each share of Common Stock, $0.01 par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of fully-paid and non-assessable shares of Common Stock, par value $.16-2/3 per share, of the Surviving Corporation as shall equal the quotient of (i) the number of Shares issued and outstanding at the Effective Time divided by (ii) 1,000.

            3.02 Exchange of Certificates; Paying Agent. (a) Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section 3.01 upon surrender of Certificates for Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Immediately prior to the Effective Time, Parent shall make available, or cause the Purchaser or the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at times necessary for the payment of the Merger Consideration (the "Funds") upon surrender of Certificates pursuant to Section 3.01, it being


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understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as Parent shall direct.

            (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Parent, Company or any of their respective subsidiaries, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall (i) specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as Parent and the Company shall reasonably specify and
(ii) include instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 3.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will accrue or be paid on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of any Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a).

            (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Parent) made available to the Paying Agent by Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment as general creditors thereof with respect to the cash in the amount of the Merger Consideration payable upon due surrender of their Certificates.

            (d) Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to any holder of a Certificate formerly representing Shares for any amount properly


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delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            3.03 Dissenters' Rights. Notwithstanding the provisions of Section
3.01 or any other provision of this Agreement to the contrary, Shares that have not been voted in favor of the approval and adoption of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 623 and 910 of the NYBCL (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of New York unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal under applicable law (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 3.01(a) and in accordance with the NYBCL. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            3.04 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the amount of cash, without interest, into which the Shares theretofore represented by such Certificates shall have been converted pursuant to Section 3.01(a), subject to the provisions of Section 3.01(b).

            3.05 Company Stock Rights. (a) At or immediately prior to the Effective Time, each outstanding option (an "Option") to purchase shares of Common Stock of the Company pursuant to the Company's 1989 Amended and Restated Stock Option Plan (the "Stock Option Plan"), the Company's 1992 Equity Incentive Plan (the "Equity Incentive Plan") or otherwise (collectively, the "Stock Plans"), as set forth on Schedule 4.03 of the disclosure letter delivered to Parent as of the date of this Agreement (the "Company Disclosure Letter"), whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Option shall have the right to receive at the Effective Time from the Company, in consideration for the cancellation of such Option (i) in the case of Options that are "in the money", an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option and (ii) in the case of Options that are not "in the money", an amount of cash set forth on the Schedule of Option Payments authorized and approved by the Compensation Committee of the Board as set forth in the minutes of a meeting thereof, a copy of which has been delivered to the Purchaser. The Company shall upon the payment of the consideration described in the preceding sentence withhold from such payments any applicable federal, state, local or foreign taxes.

            (b) All Stock Plans shall terminate as of the Effective Time and the provisions in any other Company Benefit Plan (as defined in Section 4.12) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be amended as of the Effective Time to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in capital stock of the Company (other than an interest in any cash payments in respect of Shares pursuant to Section 3.01(a) or as contemplated in Section 3.05(a)), and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and the Purchaser that:

            4.01 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and the Company has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except as set forth on Schedule 4.01 of the Company Disclosure Letter. The Company has heretofore made available to Parent and has filed with the SEC pursuant to the Exchange Act, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect. Schedule 4.01 of the Company Disclosure Letter lists each jurisdiction in which the Company is, or is required to be, duly qualified.

            4.02 Company Subsidiaries. (a) Schedule 4.02 of the Company Disclosure Letter lists all subsidiaries of the Company. Except as indicated therein, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company either directly or indirectly through another of its subsidiaries. Except as set forth in Schedule 4.02 of the Company Disclosure

Letter, there are no contracts, commitments, understandings or arrangements by which any subsidiary of the Company is bound to issue (other than to the Company) additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or subscriptions, options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock. Except as set forth in Schedule 4.02 of the Company Disclosure Letter, there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may be obligated to transfer any shares of the capital stock of any subsidiary of the Company. Except as set forth in
Schedule 4.02 of the Company Disclosure Letter, all of the shares of capital stock of each subsidiary of the Company held by the Company or any subsidiary of the Company are fully paid and nonassessable and are owned by the Company or such subsidiary of the Company free and clear of any claim, lien or encumbrance other than restrictions on transferability under federal and any applicable state securities laws. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except as set forth on Schedule 4.02 of the Company Disclosure Letter. As used in this Agreement, the term "subsidiary" of a specified person means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination being made, owned or controlled by such specified person either directly or indirectly or in combination with one or more subsidiaries of such specified person or (ii) any person (other than a corporation) in which such specified person either directly or indirectly through or in combination with one or more subsidiaries, at the time as of which such determination is being made, (x) is a general partner, or (y) owns or controls more than a 50% ownership interest and has the right to elect a majority of the members of the governing authority of such specified person.

            (b) Except for interests in the Company's subsidiaries and except as set forth in Schedule 4.02 of the Company Disclosure Letter, neither the Company nor any of the Company's subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, company, partnership, joint venture, business, trust or entity, other than investments in marketable securities acquired in the ordinary course of business, nor has the Company or any of its subsidiaries made any loan or advance to any other entity.

            4.03 The Company's Capitalization. The authorized capital stock of the Company consists of (i) 35,000,000 Shares and (ii) 30,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of the close of business on August 7, 1997, there were (i) 11,173,421 Shares issued and outstanding and no Shares held in the Company's treasury or by any of its subsidiaries, and (ii) no shares of Preferred Stock issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued free of preemptive rights. There are not now, except for the Options, approximately $1.36 million principal amount of amended and restated convertible loan notes of the Company (the "Convertible Loan Notes"), convertible into up to 501,500 Shares, subject to adjustment as provided therein, and as set forth in Schedule 4.03 of the Company Disclosure Letter, and at the Effective Time there will not be, (i) any options, warrants, calls, subscriptions, convertible securities or other rights (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interest in the Company or any of its subsidiaries, (ii) any obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its subsidiaries, (iii) any outstanding bonds, debentures, notes or other obligations of the Company or any of its subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Shares on any matter, (iv) any obligations, contingent or otherwise, guaranteeing the value of any of the Share or the capital stock of any of its subsidiaries either not or at any time in the future, or (v) any voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any capital stock or other equity interest of the Company or any other securities convertible into or exchangeable for Shares or any other equity interests of the Company, or options to acquire Shares or securities convertible into Share or equity interests of the Company are held by any of the Company's subsidiaries.

            4.04 Authority. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly approved by the Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Sale and Leaseback Letter of Intent (as defined in Section 6.01) and the transactions contemplated thereby, the Bank Letter of Intent (as defined in Section 6.01) and Bank Standstill Agreement and the transactions contemplated thereby, and the other actions required to be performed by the Company hereunder, including without limitation the Exchange Act filings, the holding of the Shareholders' Meeting, if required, the HSR Filing, and the cancellation of Options contemplated by Section 3.05, have been duly and validly authorized by the Board and, except for any approval of the Merger by the holders of the Shares required by the NYBCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the acquisition of Shares pursuant to the Offer and the Merger. The Company has taken all actions necessary to render the prohibitions of Section 912 of the NYBCL to be inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the entry of Parent, the Purchaser and the Significant Shareholders into the Shareholder Agreement and the acquisition of the Shares pursuant to the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            4.05 Consents, Approvals and Governmental Filings; No Violations.
(a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality of the United States, any state thereof or any foreign jurisdiction (each a "Governmental Authority") in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, delay or burden the transactions contemplated by this Agreement, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) in connection with the Exchange Act, (C) in connection with Article 16 of the NYBCL and (D) such consents, approvals, registrations, licenses and permits with respect to Liquor Licenses listed in Exhibit 4.05B to Schedule 4.05 of the Company Disclosure Letter (together with the consents and approvals with respect to Liquor Licenses listed on the Purchaser Disclosure Letter (as defined in Section 5.06) the "Liquor License Approvals").

            (b) Except as set forth on Schedule 4.05 of the Company Disclosure Letter, and except for any required approval of the Merger by the shareholders of the Company and the filing of the Certificate of Merger in accordance with the NYBCL, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) in connection with the HSR Act, (B) in connection with the Exchange Act or (C) in connection with Article 16 of the NYBCL; (iii) constitute a violation or breach of, or result (with or without due notice or lapse of time or both) in a default or loss of any material benefit under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise agreement, lease, license, contract, agreement or other instrument or obligation of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their respective assets may be bound, except as any such breach, default or right as to which requisite waivers or consents have been obtained, (iv) require the creation or imposition of any lien upon or with respect to any properties of the Company or any of its subsidiaries or (v) assuming compliance with the NYBCL, the Exchange Act, and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or any of its subsidiaries or any of its or their respective assets.

            4.06 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since October 1, 1993 (collectively, together with all forms, reports and documents to be filed with the SEC on or after the date hereof, the "SEC Reports"), each of which, as amended, has complied or will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available complete and correct copies of the SEC Reports, and any amendments to any SEC Report, filed to date, and promptly will make available to Parent a complete and correct copy of any SEC Report filed hereafter and any amendment to any SEC Report. The consolidated financial statements of the Company and its subsidiaries included in such reports complied as of the respective dates thereof as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect on their respective dates applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since September 29, 1996, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, which would be required by GAAP, as of the date hereof, to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto except liabilities, obligations or contingencies (a) which are disclosed reflected or reserved for on the unaudited balance sheet of the Company and its subsidiaries as of June 30, 1997 (including the notes thereto) or in this Agreement or in Schedule 4.06 of the Company Disclosure Letter or (b) which (i) were incurred in the ordinary course of business after September 29, 1996 and consistent with past practices or (ii) are disclosed or reflected or reserved for in the Company SEC Reports filed after September 29, 1996 and prior to the date hereof, or (c) which were incurred as a result of actions taken or refrained from being taken (i) in furtherance of the transactions contemplated by this Agreement, or (ii) at the request of Parent and the Purchaser. Since September 29, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any of its subsidiaries except as required by GAAP or applicable law.

            4.07 Proxy Statement; Offer Documents. Any proxy statement or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Proxy Statement. None of the information supplied by the

Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.08 Absence of Certain Changes or Events. Except as set forth in the SEC Reports filed prior to the date hereof or in Schedule 4.08 of the Company Disclosure Letter, since September 29, 1996 (i) the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice (except as otherwise contemplated by this Agreement); (ii) no events have occurred which, in the reasonable opinion of the Company, are likely, individually or in the aggregate, to have a Material Adverse Effect (as defined in Section 9.03(d)) or adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement;
(iii) neither the Company nor any of its subsidiaries has incurred or will incur any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company and (v) neither the Company nor any of its subsidiaries has taken any action described in Section 6.01.

            4.09 Title, Etc.. (a) Schedule 4.09 of the Company Disclosure Letter sets forth a list of all of the land, which includes the buildings, structures and other improvements located thereon (the "Real Property"), which is owned in fee by the Company or any of its subsidiaries. The Company or such subsidiary, as the case may be, has, with respect to personal property, good, and, with respect to real property, good, marketable and insurable, title to all of the properties and assets which it purports to own and which are material to the business, operation or financial condition of the Company or such subsidiary free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any liens, encumbrances or defects reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof or disclosed in the notes thereto; (ii) any liens, encumbrances or defects which do not materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company and its subsidiaries of the property or assets subject thereto or affected thereby; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established on the most recent financial statements included in the SEC Reports to the extent required by GAAP applied on a consistent basis; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; and
(vii) any liens of
the type referred to in (vi) above that have been filed, so long as such liens do not aggregate in excess of $50,000;

            (b) Schedule 4.09 of the Company Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, the Company or any of its subsidiaries has the right to occupy space. The summary of the Real Property Leases, including all amendments thereto, attached to such Schedule, together with the spreadsheets attached to such Schedule, are correct and complete in all material respects. Except as set forth in Schedule 4.09, all Real Property Leases and material leases pursuant to which the Company or any of its subsidiaries leases personal property from others are, in all material respects, valid, binding and enforceable in accordance with their terms and the Company, or the applicable subsidiary of the Company, has good and valid leasehold title to all property leased pursuant to each of the Real Property Leases; neither the Company nor any of its subsidiaries has received notice of any default by the Company or any of its subsidiaries under any Real Property Lease; there are no existing defaults, or any condition or event known to the Company or any subsidiary which with the giving of notice or lapse of time would constitute a default, by the Company or any of its subsidiaries thereunder and, with respect to the Company's or any of its subsidiaries' obligations thereunder without qualification and with respect to the obligations of all other parties thereto, to the knowledge of the Company, no uncured default or event or condition on the part of any landlord exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder. Except as set forth in
Schedule 4.09 of the Company Disclosure Letter, the Company has not suspended any Real Property Leases nor is the Company in any negotiations with any lessors regarding any Real Property Leases.

            (c) All of the land, buildings, structures and other improvements occupied by the Company and its subsidiaries in the conduct of its business are included in the Real Property or the Real Property Leases.

            (d) Except as set forth in Schedule 4.09 of the Company Disclosure Letter, neither the Company nor any subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell lease or dispose of any Real Property or any Real Property Leases or any portion thereof or interest therein.

            4.10 Patents, Trademarks, Etc.. Schedule 4.10 of the Company Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by the Company and its subsidiaries as of the date hereof. The Company and its subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information which are material to the conduct of the business of the Company and its subsidiaries (collectively, the "Intellectual Property"). Except as set forth in Schedule
4.10 of the Company Disclosure Letter, no claims have been asserted by any person, and neither the Company nor any of its subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by the Company or any of its subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any of its subsidiaries is a party, nor, to the Company's knowledge, are any such claims threatened.

            4.11 Insurance. Schedule 4.11 of the Company Disclosure Letter identifies all property, general liability and casualty insurance policies which currently insure the Company or any of its subsidiaries ("Insurance Policies").

            4.12 Employee Benefit Plans. (a) For purposes of this Section 4.12, "Company Benefit Plans" means all employee benefit plans, agreements and arrangements described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries to which the Company or any of its subsidiaries has contributed or been required to contribute, or with respect to which the Company or any subsidiary of the Company has a liability, whether direct or indirect, actual or contingent, and all employment, bonus, deferred compensation, severance, incentive, stock option, change of control and similar plans, policies or arrangements (whether written or oral) maintained by the Company or any of its subsidiaries (including descriptions of the number and level of employees covered thereby).

            (b) Schedule 4.12 of the Company Disclosure Letter sets forth a list of all Company Benefit Plans. The Company has delivered or made available to Parent accurate and complete copies of (i) all Company Benefit Plan documents currently in effect and all amendments thereto, and all summary plan descriptions thereof which have been distributed to employees of the Company or any subsidiary, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Company Benefit Plan, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series filed with any governmental agency for each Company Benefit Plan and (iv) a description setting forth the amount of any material liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each "employee welfare benefit plan" as defined in ERISA section 3(1) which covers or has covered employees of the Company or any subsidiary.

            (c) Except as set forth in Schedule 4.12 of the Company Disclosure Letter with respect to each Company Benefit Plan: (i) each Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and, both as to form and in operation, with the requirements prescribed by ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable statutes, orders, rules and regulations; (ii) to the knowledge of the Company, no breach of fiduciary duty or non-exempt prohibited transaction has occurred; (iii) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iv) all contributions and premiums due have been made on a timely basis; and (v) such Company Benefit Plan is not a multiemployer plan (as defined in ERISA section 3(37)), a multiple employer plan within the meaning of the Code or ERISA, a defined benefit plan within the meaning of ERISA section 3(35), a plan subject to section 302 of ERISA or section 412 of the Code or Title IV of ERISA, or funded through a "welfare benefit fund" (as defined in section 419(e) of the Code).

            (d) Except as set forth in Schedule 4.12 of the Company Disclosure Letter or as specifically provided in Section 3.05, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.

            (e) Neither the Company nor any of its subsidiaries has any unfunded liability with respect to retiree medical or retiree life insurance benefits or other post-termination welfare benefits under the Company Benefit Plans or otherwise, not reserved for in the Company's financial statements included in the SEC Reports filed prior to the date hereof.

            (f) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified, and each trust or other funding vehicle related thereto is exempt from federal income tax under section 501(a) of the Code.

            (g) Except as set forth on Exhibit 4.06A to Schedule 4.06 of the Company Disclosure Letter, with respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no material liability of the Company or any subsidiary of the Company in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy were terminated, and (ii) to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceeding with respect to any insurer is imminent.

            (h) Schedule 4.12 of the Company Disclosure Letter sets forth the name and current rates of salary, bonuses, benefits (including, but not limited to, all employee welfare benefits) and any other form of employment compensation (collectively "Compensation") of each officer, director or employee of the Company and its subsidiaries whose current annual rate of Compensation from the Company exceeds $60,000 and each Regional Director not otherwise included.

            (i) Each "employee welfare benefit plan" as defined by ERISA section 3(1) which covers employees or former employees of the Company or any subsidiary and which is a "group health plan," as defined in section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and section 4980B of the Code at all times except where any failure, individually or in the aggregate, would not be reasonably expected to result in material liability.

            (j) The Company has not announced generally any plan, nor does it have any legally binding commitment, to create any additional Company Benefit Plans which are intended to cover employees or former employees of the Company or any subsidiary (with respect to their relationship with such entities) or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company or any subsidiary (with respect to their relationship with such entities).

            (k) Except as set forth in Schedule 4.12 of the Company Disclosure Letter, and except as provided by law, the employment of all persons employed or retained by the Company or any of its subsidiaries is terminable at will. Except as set forth in Schedule 4.12 of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee that, individually or collectively, provides for the payment of any amount (i) that is not deductible under section 162(a)(l) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to section 280G of the Code.

            (l) To the knowledge of the Company, neither the Company, nor any of its subsidiaries, nor any Company Benefit Plan, directly or indirectly, is, or is reasonably likely to be, subject to any material unfunded liability (except as reserved for in the Company's financial statements included in the SEC Reports filed prior to the date hereof) (i) with respect to any employee benefit plan, program, policy, agreement or arrangement (whether or not terminated) that is or was maintained or contributed to by any entity during the past six years that is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with or otherwise required to be aggregated with the Company or any of its subsidiaries, as set forth in sections 414(b), (c) and (o) of the Code, (ii) pursuant to the penalty, excise or joint and several liability provisions of ERISA or the Code as they relate to employee benefit plans or (iii) pursuant to any obligation of the Company or any subsidiary to indemnify any person against any liability referred to in (i) or
(ii) above.

            4.13 Legal Proceedings, Etc.. Except as set forth in Schedule 4.13 of the Company Disclosure Letter, (i) there is no material claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any subsidiary before any court or tribunal in any jurisdiction (domestic or foreign) or any Governmental Authority, and (ii) neither the Company nor any subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any court or Governmental Authority or body.

            4.14  Taxes.

            (a) Filing of Tax Returns. The Company (which term shall include, for purposes of this Section 4.14, each of its subsidiaries from time to time) has timely filed with the appropriate taxing or other Governmental Authorities all returns (including, without limitation, information returns and other Tax-related information) in respect of Taxes (as such term is defined in Section 4.14(f)) required to be filed through the date hereof. Such returns and information filed are complete, correct and accurate in all material respects. The

Company has made available to Parent copies of the Company's federal Tax returns filed for its taxable years ended October 1, 1995 and September 29, 1996 and selected state and local Tax returns and will make available to Parent copies of all the Company federal, state and local Tax returns filed for its taxable years ended December 1990 and September 1991, 1992, 1993, 1994, 1995 and 1996, to the extent not previously provided, as requested by Parent.

            (b) Payment of Taxes. Except as set forth in Schedule 4.14(b), all Taxes required to be paid by the Company for any period or portion thereof ending on or before the Closing Date, have been paid, or an adequate reserve (in conformity with GAAP applied on a consistent basis and with the Company's past custom and practice) has been established therefor, and the Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All material Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, including extensions, have been or will be duly paid to the proper taxing or Governmental Authority.

            (c) Audit History. Except as set forth in Schedule 4.14(c) of the Company Disclosure Letter:

                  (i) No deficiencies for Taxes of the Company or, to the knowledge of the Company, of any other person with respect to which the Company would be liable to make a payment under a tax sharing agreement have been claimed, proposed or assessed by any taxing or Governmental Authority.

                  (ii) No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

         (d) Additional Tax Representations. Except as set forth in Schedule 4.14(d) of the Company Disclosure Letter:

                  (i) There are no material elections with respect to Taxes affecting the Company.

                  (ii) The Company is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

                  (iii) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                  (iv) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (an "affiliated group"), nor has the Company or any present or former subsidiary, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law other than the group of which the Company is the parent, except for the affiliated group of which HM Holdings, Inc. was the parent (the "HMH group") as disclosed in
Schedule 4.14(d). The Company (A) has no knowledge of any liens for Taxes, any Tax deficiency assessment against, or any audit or claimed or proposed Tax deficiency assessment by any taxing authority against it or any member or former member of the HMH group with respect to the Company's period of affiliation with the HMH group, (B) is not liable to any member or former member of the HMH group for Taxes (or any indemnity payments, make whole payments or like amounts) attributable to such period under a tax sharing, tax indemnity, tax allocation or similar agreement, and (C) has no knowledge of any member or former member of the HMH group entering into any waivers or extensions of a statute of limitations on assessment or collection of Taxes attributable to such period..

            (e) Definition of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which the Company or any of its subsidiaries may be liable.

            4.15 Material Agreements. Except as set forth in Schedule 4.15 of the Company Disclosure Letter and except for agreements made for the purpose of completing the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to, or bound by, any material agreement of any kind to be performed in whole or in part after the Effective Time. Solely for the purpose of this Section 4.15, the term "material agreement" shall mean any agreement which (i) is outside of the ordinary course of business of the Company or its subsidiaries, (ii) involves the payment or receipt by the Company or any of its subsidiaries, subsequent to the date of this Agreement and for so long as such contract is in effect, of more than $50,000 (or $100,000 if the agreement is for the purchase or sale of food or beverage items included in the current menu at the Company's restaurants) or (iii), is not terminable without penalty by the Company or the subsidiary party thereto on 60 days notice. Except as set forth in Schedule 4.15 of the Company Disclosure Letter, to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any obligation to be performed by any party to a material agreement to which the Company or any subsidiary is a party.

            4.16 Compliance with Law. Except as set forth in Schedule 4.16 of the Company Disclosure Letter, the business of the Company and its subsidiaries is being conducted and the properties and assets of the Company and its subsidiaries are currently owned and operated in substantial compliance with all applicable laws, ordinances, regulations, orders, judgments, injunctions, awards and decrees of any Governmental Authority or court, tribunal or arbitrator.

            4.17 Insider Interests. Except as set forth in the SEC Reports filed prior to the date hereof or in Schedule 4.12 of the Company Disclosure Letter,
Schedule 4.17 of the Company Disclosure Letter sets forth all material contracts, agreements of the Company with and other obligations of the Company to any officer or director of the Company or any of its subsidiaries. Except as set forth in Schedule 4.17 of the Company Disclosure Letter, no officer or director of the Company or any of its subsidiaries and, to the knowledge of the Company, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any of its subsidiaries uses in the conduct of the business of the Company or any such subsidiary.

            4.18  Environmental Matters.

The following definitions shall apply to this section:

            A. "Environmental Claims" shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to Environmental Laws, (vi) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

            B. "Environmental Conditions" shall mean the state of the environment, including natural resources, soil, surface water, ground water, or ambient air, relating to or arising out of the use, storage, treatment, transportation, release, disposal, dumping or threatened release of Hazardous Substances.

            C. "Environmental Laws" shall mean all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued to or entered into by the Company or any of its subsidiaries pursuant thereto, relating to pollution or protection of the environment (e.g., ambient air, surface water, ground water, or soil). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

            D. "Environmental Reports" shall mean any and all written analyses, audits, assessments, summaries or explanations, in the possession or control of the Company or any subsidiary, of (a) any Environmental Conditions in, on or about the Properties (defined below) of, or any property or facility formerly owned, leased or operated by, the Company or any of its subsidiaries or (b) the Company's or any such subsidiary's compliance with Environmental Laws.

            E. "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials subject to regulation, control or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, and solvents.

Except as set forth in Schedule 4.18 the Company Disclosure Letter, (i) the Company and each of its subsidiaries are currently in material compliance with all applicable Environmental Laws, including without limitation all permits or licenses required thereunder; (ii) neither the Company nor any of its subsidiaries has received any written notice that the Company or any such subsidiary is not in compliance with, or is in material violation of, any such Environmental Laws; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (iv) no underground storage tank for Hazardous Substances, no PCBs, and, to the knowledge of the Company, no asbestos containing material is currently located at or on any of the properties or facilities owned, leased or operated by the Company or any of its subsidiaries (the "Properties"); and (v) to the best knowledge of the Company and each of its subsidiaries, there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Properties other than those authorized by Environmental Laws. In addition, true and correct copies of the Environmental Reports have been made available to Purchaser, and a list of all such Environmental Reports is set forth in Schedule 4.18 of the Company Disclosure Letter.

            4.19 Labor Matters. None of the employees of the Company or any of its subsidiaries are covered by a collective bargaining agreement. Neither the Company nor any of its subsidiaries knows of any activity or proceedings of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company or any of its subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company or any of its subsidiaries. Except as set forth in Schedule 4.19 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received any notice of any claim, or has knowledge of any facts which, in the reasonable judgment of the Company, are likely to give rise to any claim, that it has not complied in any material respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety.

            4.20 Certain Undisclosed Violations. Except as set forth in Schedule
4.20 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in violation, or has received notice or claim with respect to such a violation, of any sale/lease back agreement, credit agreement or franchise agreement ("Franchise Agreement") to which the Company or any of its subsidiaries is a party. All liquor licenses held by the Company or any of its subsidiaries (each a "Liquor License" and collectively the "Liquor Licenses") are valid and in force, and neither the Company nor any of its subsidiaries has (after reasonable inquiry) knowledge of any violation of any obligations set forth under any Liquor License or of any facts which constitute any such violation or has received any notice or claim with respect to any such violation, which violation, individually or in the aggregate, would be likely to result in the termination of any one or more Liquor Licenses covering restaurant operations generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues in excess of $300,000.

            4.21 Brokers and Finders. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or banking fees in connection with the transactions contemplated herein, except that the Company has employed, and will pay the fees and expenses of Rothschild pursuant to a letter agreement dated as of July 14, 1997, and Jones, Lang, Wootton USA as broker in connection with solicitation of a sale and leaseback transaction as contemplated in the Sale and Leaseback Letter of Intent pursuant to a letter agreement dated April 14, 1997, copies of which have been delivered to Parent.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

            5.01 Corporation Organization. Parent is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. Parent and the Purchaser each has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted.

            5.02 Authorized Capital. The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, $0.01 par value, of which 1,000 shares are outstanding and are owned, beneficially and of record, by Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights and all liens.

            5.03 Authority. Parent has the necessary limited liability company power and authority, and the Purchaser has the necessary corporate power and authority, to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of Parent and the Purchaser, the performance by Parent and the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the managing member of Parent and the board of directors of the Purchaser and approved by Parent as sole stockholder of the Purchaser, and no other limited liability company or corporate proceeding on the part of Parent or the Purchaser is necessary for the execution and delivery of this Agreement by Parent and the Purchaser and the performance by Parent and the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            5.04 No Prior Activities. Neither Parent nor the Purchaser has incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Bank Standstill Agreement, the Bank Letter of Intent, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby. Neither Parent nor the Purchaser has engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

            5.05 No Financing Contingency. Parent has or will have and will make available to the Purchaser or the Paying Agent, as applicable, sufficient funds in sufficient time to consummate the Offer and the Merger in accordance with the terms of this Agreement.

            5.06 Governmental Filings; No Violations. (a) Provided that the Company's representations in Sections 4.04 and 4.05 hereof are true and correct, except as set forth in the disclosure letter delivered to the Company as of the date of this Agreement (the "Purchaser Disclosure Letter") no notices, reports or other filings are required to be made by Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transaction contemplated hereby, the failure to make or obtain any or all of which would adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement, except (A) in connection with the HSR Act, (B) in connection with the Exchange Act, (C) in connection with Article 16 of the NYBCL and (D) the Liquor License Approvals.

            (b) Provided that the Company's representations in Sections 4.04 and
4.05 hereof are true and correct, except as set forth in the Purchaser Disclosure Letter neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will: (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Parent or the Purchaser; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) in connection with HSR, (B) in connection with the Exchange Act, (C) in connection with Article 16 of the NYBCL or (D) the Liquor License Approvals; (iii) constitute a violation or breach of, or result (with or without due notice or lapse of time or both) in a default or loss of any material benefit under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise agreement, lease, license, contract, agreement or other instrument or obligation of any kind to which Parent or the Purchaser is a party or by which Parent or the Purchaser or their respective assets may be bound, except as any such breach, default or right as to which requisite waivers or consents have been obtained, (iv) require the creation or imposition of any lien upon or with respect to any properties of the Parent and the Purchaser or (v) assuming compliance with the NYBCL and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to Parent and the Purchaser or any of its or their respective assets, with such exceptions with respect to the matters referred to in clauses (ii) through (vi) as would not, individually or in the aggregate, adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

            5.07 Brokers and Finders. Neither Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or banking fees in connection with the transactions contemplated herein.

            5.08 Information. All information supplied in writing by Parent or the Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 or provided by Parent or the Purchaser in the Schedule 14D-1 or the Offer Documents will, at the respective times that such documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to holders of shares, comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state, with respect to information supplied by Parent and the Purchaser, any material fact required to be stated therein or necessary in order to make the statements supplied by Parent and the Purchaser, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company.

            5.09 Legal Proceedings, Etc.. There is no claim, action, proceeding or investigation pending or, to the knowledge of Parent or the Purchaser, threatened against or relating to Parent or the Purchaser before any court or tribunal in any jurisdiction (domestic or foreign) or any Governmental Authority which could individually or in the aggregate adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement and neither Parent nor the Purchaser is subject to any outstanding order, writ, judgment, injunction or decree of any court or Governmental Authority or body that could, individually or in the aggregate, materially effect Parent's or the Purchaser's ability to consummate the transactions contemplated by this Agreement.

            5.10 Ownership of Shares. Parent beneficially owns 554,900 Shares, which it will contribute to the Purchaser prior to the Merger, and has the sole right to receive net proceeds of any sale of such Shares.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

            6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its subsidiaries to, use its reasonable efforts in light of the Company's present financial condition to preserve intact the business organization of the Company and each of its subsidiaries, to keep available, consistent with this Agreement, the services of their respective operating personnel and to preserve the goodwill of those having a business relationship with each of them, including, without limitation, suppliers. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and each of its subsidiaries will conduct their respective businesses and operations only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as a result of entering into this Agreement or as contemplated by this Agreement or as set forth in Schedule 6.01 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, without the advance written consent of Parent, the Company will not and will cause each of its subsidiaries not to:

            (a) amend its certificate of incorporation or by-laws or similar governing documents;

            (b) (i) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases, other than obligations of not more than $50,000, individually or in the aggregate, created or incurred in the ordinary course of business), except indebtedness for borrowed money incurred under the Credit Agreement (as defined in Section 6.01(g)) or pursuant to a new credit agreement refinancing such borrowing in conformity with the terms of that certain letter of intent dated August 29, 1997, by and among the Company and the Lenders (as defined therein) (the "Bank Letter of Intent"), or the letter agreement dated August 29, 1997, by and among the Company and the Lenders (the "Bank Standstill Agreement"), or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than any subsidiary of the Company set forth in Schedule 4.02 of the Company Disclosure Letter;

            (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than on capital stock of subsidiaries set forth in
Schedule 4.02 of the Company Disclosure Letter.

            (d) issue, sell, grant, purchase or redeem, whether by dividend or otherwise, any shares of its capital stock or securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of its capital stock, except for the issuance of Shares issuable upon conversion of the Convertible Loan Notes in accordance with their terms or the exercise of Options outstanding on the date hereof;

            (e) except in respect of regularly scheduled raises or raises which have been approved by the compensation committee of the Board prior to the date hereof in the ordinary course of business consistent with past practice, or as disclosed in Schedule 6.01 of the Company Disclosure Letter, (i) increase the aggregate amount of compensation payable or to become payable to any of its directors, officers or employees whose compensation required to be disclosed on
Schedule 4.12 of the Company Disclosure Letter, whether by salary or bonus, (ii) increase the rate or term of, or otherwise alter, amend or nullify any, or enter into any new, employment agreement, bonus, insurance, pension, severance or other Company Benefit Plan, payment or arrangement made to, for or with any such directors, officers or employees;

            (f) enter into any agreement, commitment or transaction which, if entered into prior to the date hereof, would have been required to be disclosed on Schedule 4.15 of the Company Disclosure Letter, except as required or permitted by subsection (k) or (l) of this Section 6.01, provided, however, that nothing herein shall prohibit the Company or any subsidiary from purchasing food and beverage items and restaurant supplies from its vendors as of the date hereof in the ordinary course and in quantities consistent with past practice;

            (g) sell, transfer, mortgage, pledge, grant any security interest in, or permit the imposition of any lien or other encumbrance on, any asset other than in the ordinary course of business consistent with past practice and except (i) pursuant to the Credit Agreement, as amended, dated as of September 12, 1996 between the Company and Bank of America Illinois, NBD Bank, N.A., Credit Lyonnais New York Branch and The Bank of New York, as Agent, and The Chase Manhattan Bank, as Co-Agent (the "Credit Agreement"), or (ii) pursuant to the refinancing of borrowings under the Credit Agreement pursuant to a new credit agreement in conformity with the terms set forth in the Bank Letter of Intent or (iii) pursuant to that certain letter of intent between the Company and CNL Fund Advisers, Inc. pursuant to which the Company intends to enter into a sale and leaseback transaction in respect of all or substantially all of the Real Property owned in fee by the Company (the "Sale and Leaseback Letter of Intent");

            (h) waive any material right under any contract or other agreement identified in Schedule 4.15 of the Company Disclosure Letter;

            (i) other than as required by any change in GAAP, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practice, make any writeoffs of notes or accounts receivable;

            (j) make any loan or advance to any of its shareholders, officers, directors or employees (other than vacation advances, relocation advances and travel advances, in each case in the ordinary course of business consistent with past practice, and other advances up to $10,000 in the aggregate) or make any other loan or advance to any other person (other than any subsidiary of the Company set forth in Schedule 4.02 of the Company Disclosure Letter) or group otherwise than in the ordinary course of business consistent with past practice;

            (k) terminate or fail to renew, where such renewal is at the Company's or a subsidiary's option, or fail to replace on substantially similar or more favorable terms, any contract or other agreement other than in the ordinary course of business, which termination or failure to renew or so replace, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

            (l) fail to maintain all Insurance Policies in full force and effect or fail to renew or replace with equivalent coverage any Insurance Policy which has expired;

            (m) take any action which constitutes a violation of any Liquor License which violation, individually or in the aggregate, would, in the reasonable judgment of the Restaurant Company, be likely to result in the termination of any one or more Liquor Licenses covering restaurant operations generating, individually or in the aggregate, for the three months ended June 30,1997, average weekly gross food and beverage revenues in excess of $300,000;

            (n) fail to operate, maintain, repair or otherwise preserve the Real Property substantially in accordance with current practice in light of the Company's present financial condition and not to exceed the capital expenditure budget of the Company previously disclosed to Parent ;

            (o) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local and foreign Tax laws except where such failure to comply would not have a Material Adverse Effect;

            (p) breach, terminate or amend the Bank Standstill Agreement or terminate or amend either the Bank Letter of Intent or the Sale and Leaseback Letter of Intent or take any action not otherwise permitted or required pursuant to such agreements that directly results in any counterparty to the Bank Letter of Intent or the Sale and Leaseback Letter of Intent terminating or stating an intention to terminate the same; or

            (q) agree in writing to, or otherwise take or authorize, any of the foregoing actions.

            6.02 Notification of Certain Matters. (a) The Company shall promptly notify Parent of any:

            (i) notice or other communication from any Person (as defined in Section 9.01) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (iii) action, suit, claim, investigation or proceeding commenced or, to the best of the Company's knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement; and

            (iv) change or event (A) having or which could reasonably be expected to have a Material Adverse Effect; or (B) impairing the ability of the Company to consummate the transactions contemplated hereby.

            (b) Between the date of this Agreement and the Effective Time, the Company shall give prompt notice to Parent of: (i) the initiation of any audit or other review by the Internal Revenue Service (the "IRS") or any other state, local or foreign taxing or governmental authority with respect to any Tax return or that may result in any additional liability for Taxes, and (ii) any proposed settlement or similar agreement ("Settlement") with the IRS or any other state, local or foreign taxing or governmental authority and shall not enter into any Settlement with respect to Taxes without the prior written consent of Parent, which consent shall not be unreasonably withheld.

            6.03 Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will during ordinary business hours and upon reasonable advance notice, (i) give Parent and Parent's authorized representatives all access Parent shall reasonably request to all of its and each of its subsidiaries' books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, restaurants, offices and other facilities and properties, and its and each of its subsidiaries' personnel, representatives, accountants and agents; (ii) permit Parent to make such inspections thereof, except as set forth herein below as it may reasonably request during normal business hours, and (iii) cause its and each of its subsidiaries' officers and advisors to furnish to Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and Environmental Reports, if any), as Parent may from time to time reasonably request, provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. The Parent and Purchaser agree not to undertake or take any actions involving exploration, drillings, borings or other independent subsurface environmental testings or other "Phase II" environmental investigations including obtaining subsurface environmental surveys or tests, relating to Environmental Conditions at any Property.

            (b) Any information provided pursuant to this Agreement shall be held by Parent in accordance with and shall be subject to the terms of the Confidentiality Agreement dated June 3, 1997 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent, the Purchaser or the Company may disclose any information required to be disclosed pursuant to the Exchange Act, or otherwise required or requested to be disclosed by the SEC after consultation of the parties and upon advice of counsel or as otherwise permitted by the Confidentiality Agreement.

            6.04 Further Information. The Company and Parent shall give prompt written notice to the other of (i) any representation or warranty made by the Company or the Purchaser, respectively, contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by the Company or the Purchaser, respectively, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement and shall use reasonable efforts to notify the other promptly upon becoming aware of any event or circumstance which it believes is reasonably likely to give rise to a failure of any condition to the Offer set forth in Annex A; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            6.05 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company, Parent and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the terms of this Agreement, and shall use their respective reasonable best efforts to satisfy the conditions to the transactions contemplated hereby, to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act, the HSR Act and Article 16 of the NYBCL, filings and consents with respect to Liquor Licenses (including without limitation the Liquor License Approvals) and submissions of information requested by Governmental Authorities and to defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Parent as the sole shareholder of the Purchaser, and the Purchaser as a shareholder of the Company, will consent and/or vote in favor of the transactions contemplated hereunder.

            6.06 HSR Filings. The Company and Parent will file, or cause to be filed, as promptly as possible and in no event later than ten Business Days after the date hereof, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act the notification required by the HSR Act, including all requisite documents, materials and information therefor, and request early termination of the waiting period under the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall each keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority and shall comply promptly with any such inquiry or request.

            6.07 Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release, substantially in the form of Exhibit C hereto, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

            6.08 No Solicitation. (a) The Company will not, and will not permit any of its officers, directors, advisors, agents or representatives to, directly or indirectly, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, tender offer, exchange offer, recapitalization (involving an equity investment other than solely from existing shareholders) or similar transaction involving, sale of all or a substantial portion of the assets of, or sale of shares of capital stock or securities convertible into capital stock, (other than a sale only to existing lenders in connection with a refinancing of debt) of the Company, whether or not in writing and whether or not delivered to the shareholders of the Company, or similar transactions involving the Company (any of the foregoing inquiries, proposals or offers being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Section 6.08 shall prevent the Company's Board from (i) referring any third party to this provision, (ii) considering, negotiating or participating in discussions regarding an unsolicited bona fide written Acquisition Proposal or (iii) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party. If the Board of the Company after duly considering advice, written or otherwise, of the Company's outside counsel and financial advisor, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend a Superior Proposal (as defined below), then (A) the Company shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of the Company under this Agreement shall not be affected unless this Agreement is terminated pursuant to Section 9.01(b)(v) and all amounts payable pursuant to Section 9.03(a) are paid to Parent prior to or concurrently with such termination. As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board determines in its good faith judgment to be more favorable to the Company's shareholders than the Offer and the Merger (after considering the advice, written or otherwise, of its outside counsel and financial advisor).

            (b) The Company shall promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company by any third party in connection with an Acquisition Proposal or for access to the properties, books or records of the Company that informs the Board of Directors that such third party is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact and, unless precluded by the terms of a confidentiality agreement, the identity of the offeror.

            (c) If the Company's Board of Directors receives a request for material nonpublic information by a third party who makes or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make a bona fide Acquisition Proposal, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent but allowing for disclosure to Parent as required in paragraph (b) of this Section 6.08, provide such third party with access to such information.

            6.09  Indemnity; D&O Insurance.

            (a) The certificate of incorporation of the Surviving Corporation shall, for a period of six years from the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation, as amended as set forth in Exhibit A hereto, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under New York law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall, to the fullest extent permitted under New York law, indemnify and hold harmless, each present and former director and officer of the Company and each of its subsidiaries (collectively, the "Indemnified Parties") against judgments, fines, reasonable amounts paid in settlement and reasonable expenses, including attorneys' fees, costs and charges incurred as a result of any action or proceeding (whether arising before or after the Effective Time), or any appeal therefrom, whether civil or criminal, arising out of or pertaining to any action or omission in their capacity as an officer or director prior to or at the Effective Time, for a period of six years after the Effective Time (or with respect to claims arising from service as an officer or director prior to the Effective Time and asserted or made prior to such sixth anniversary which have not been resolved prior to such sixth anniversary, until the time such matters are finally resolved). In the event of any such action or proceeding (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received, provided that an agreement has been entered into by such Indemnified Party agreeing to repay such amounts to the Company if the Indemnified Party is ultimately found by a final judgment (not subject to further appeal) of a court of competent jurisdiction not to be entitled to indemnification, or to the extent such amount exceeds the indemnification to which such Indemnified Party is entitled, under New York law, and (ii) the Company and the Surviving Corporation shall cooperate and provide access to all documents necessary beneficial to the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.10(b) above to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

            (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain such insurance to the extent the annual premium therefor exceeds 120% of the annual premiums currently paid by the Company in respect of the current policy or policies (the "Maximum Amount") but in such case shall purchase as much comparable coverage as available for the Maximum Amount.

            (d) In the event the Company or the Surviving Corporation or any of their respective successors (i) is consolidated with or merges into another person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case the Parent shall make or cause to be made proper provision so that the successor or transferee of the Company or the Surviving Corporation, as the case may be, shall comply in all material respects with the terms of this Section 6.09.

            6.10  Employee Benefits Matters.

            (a) From and after the date of purchase of Shares pursuant to the Offer, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any officer, director or employee of the Company including, without limitation, bonuses, incentive or deferred compensation in existence on the date hereof and disclosed to Parent in Schedule
4.12 of the Company Disclosure Letter.

            (b) From and after the date of purchase of Shares pursuant to the Offer, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to employees and former employees of the Company all benefits and compensation pursuant to the Company Benefit Plans, policies and arrangements in effect on the date hereof and disclosed to Parent in Section
4.12 of the Company Disclosure Letter (other than with respect to stock and stock-based plans or programs, including stock grants, options to purchase stock, stock investment alternatives, or other stock-based benefits or awards) earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 6.10).

            (c) For a period ending two (2) years after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent, will cause the Company or the Surviving Corporation to, provide to Company employees and former employees benefits under all Company Benefit Plans, programs and arrangements that provide benefits which are no less favorable in the aggregate to such persons than those provided to such persons under the Company Benefit Plans, programs and arrangements of the Company in effect on the date hereof and disclosed to Parent in Schedule 4.12 of the Company Disclosure Letter (other than with respect to the agreements subject to Section 6.10 (a) above and other than with respect to stock and stock-based plans or programs, including stock grants, options to purchase stock, stock investment alternatives, or other stock-based benefits or awards).

            (d) Nothing in this Agreement shall require the continued employment of any person, and except as expressly set forth in this Section 6.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

            6.11 Payment of Bonuses. Parent shall cause the Company to pay, in accordance with their respective terms, all bonuses, payments of incentive compensation pursuant to the Company's incentive compensation plans, severance payments and other payments as disclosed on Schedule 4.12 of the Company Disclosure Letter in accordance with the terms hereof.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, unless waived by all parties at or prior to the Closing:

            (a) the Purchaser shall have accepted for payment, and paid for, Shares validly tendered and not withdrawn pursuant to the Offer representing (together with Shares otherwise owned by Parent or the Purchaser) not less than 50.1% of the then outstanding Shares;

            (b) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any, of the shareholders of the Company required by the NYBCL; and

            (c) no order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

            7.02 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to satisfaction of the condition, unless waived by Parent, that all outstanding Options shall have been surrendered and canceled prior to or simultaneously with the Effective Time.


                                  ARTICLE VIII

                                     CLOSING

            8.01 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York, at 10 a.m. local time on a date to be specified by the parties which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VII have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            8.02 Filings at the Closing. At the Closing Date, the Purchaser shall cause the Certificate of Merger to be filed and recorded with the Secretary of State of the State of New York, in accordance with the provisions of Section 904 or Section 905, as applicable, of the NYBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

            9.01 Termination. This Agreement may be terminated and the Offer (if the Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of the Merger by the shareholders of the Company, if required:

            (a) by mutual written consent of Parent, the Purchaser and the Company;

            (b)  by the Company if:

            (i) the Purchaser shall have failed to commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer within five Business Days of the public announcement thereof unless the failure to commence the Offer shall be due to (A) the failure of the Company (or any of its subsidiaries) to perform in any material respect any of its obligations under this Agreement then required to be performed or (B) any occurrence or circumstance which would result in the failure of any condition to the Offer set forth in Annex A hereto;

            (ii) the Purchaser shall have (A) terminated the Offer, (B) allowed the Offer to expire without the purchase of any Shares thereunder in accordance with the terms of this Agreement or (C) failed to accept Shares for payment pursuant to the Offer on or prior to October 22, 1997 unless (I) such termination or expiration or failure shall be due to the failure of any condition set forth in (1) paragraph (iv), (vii), (viii) or (ix) (with respect to any consent or approval required to be obtained by the Company as provided in Annex A) of Annex A or paragraph (ii) of Annex A (otherwise than in circumstances that would entitle the Company to terminate this Agreement pursuant to Section 9.01(d)) or (2) paragraph (i) of Annex A unless the Purchaser shall have failed to accept Shares for payment on or prior to October 31, 1997 or (II) the provisions of the proviso in Section 9.03(a) are applicable, unless the Purchaser shall have failed to accept Shares for payment on or prior to October 31, 1997;

            (iii) prior to the purchase of Shares pursuant to the Offer, the Purchaser shall have breached or failed to perform in any material respect any of its obligations under this Agreement which obligation is required to be performed at such time and such breach or failure materially delays consummation of the Offer, or materially and adversely affects the ability of the Purchaser and Parent to consummate the Offer and the Merger on substantially the terms set forth in the Agreement;

            (iv) if the representations and warranties of the Purchaser set forth in this Agreement are not true and correct in all material respects at any time prior to the expiration or termination of the Offer (except as to those representations and warranties which are made as of a specified date, which shall be true and correct as of such date) and such failure materially delays consummation of the Offer, or materially and adversely affects the ability of the Purchaser and Parent to consummate the Offer and the Merger on substantially the terms set forth in this Agreement;

            (v) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group (each a "Person") shall have made a Superior Proposal and the Board, after duly considering advice written or otherwise of the Company's outside counsel and financial advisors, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend such Superior Proposal, provided that such termination under this clause (v) shall not be effective until payment of the Termination Fee and Expenses in the manner required by Section 9.03 (a); or

            (vi) the Minimum Condition is not satisfied or waived as permitted by this Agreement upon final expiration of the Offer;

            (c)  by Parent and the Purchaser if:

            (i) due to any occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have failed to commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer within five Business Days of the public announcement thereof;

            (ii) as a result any of the conditions set forth in Annex A hereto not having been satisfied, the Purchaser shall have (A) terminated the Offer, or
(B) failed to accept Shares for payment pursuant to the Offer on or prior to October 22, 1997;

            (iii) the Effective Time shall not have occurred on or prior to November 30, 1997, due to a failure of any of the conditions to the obligations of the Purchaser to effect the Merger set forth in Sections 7.01(b), 7.01(c) or
7.02 otherwise than as a result of a breach or default by Parent or the Purchaser hereunder;

            (iv)  the Company shall have breached its obligations under
Section 6.08; or

            (v) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9), in a manner adverse to the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved another tender or exchange offer or other Acquisition Proposal (whether or not a Superior Proposal), or shall have adopted any resolution to effect any of the foregoing.

            (d) by Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable.

            9.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, provided that no such termination shall relieve any of the Company, Parent or the Purchaser, as the case may be, from liability for damages arising (a) from any willful or intentional breach of this Agreement or (b) from their obligations under Sections 4.21, 5.07, 6.03(b), this Section 9.02, Section
9.03 and Article X. If this Agreement is terminated as provided herein, each party (the "Redelivering Party") upon request therefor shall redeliver all documents, work papers and other materials obtained (whether before or after execution of this Agreement) by the Redelivering Party from the requesting party in connection with the transaction contemplated hereby, together with all copies thereof in the possession of the Redelivering Party.

            9.03 Fees and Expenses. In recognition of the significant time and expense necessarily expended and to be expended by Parent and the Purchaser in negotiation of this Agreement and furtherance of the transactions contemplated hereby,

            (a) in the event that:

            (i) the Company terminates this Agreement pursuant to Section 9.01(b)(v); or

            (ii) prior to the final expiration date ("Expiration Date") of the Offer, (A) an Acquisition Proposal, or interest in or intention to pursue an Acquisition Proposal, has been publicly announced or publicly confirmed by any person (other than Parent or the Purchaser) (whether by press release or Exchange Act filing or otherwise), and (B) on or prior to the 180th day following the initial expiration date of the Offer (I) the Company enters into any agreement with respect to any Acquisition Proposal or (II) any Acquisition Proposal is commenced by way of tender offer or exchange offer;

then, in either such event, the Company shall pay to Parent a fee in the amount of $1,100,000 (the "Termination Fee"), plus Expenses (as defined below), at the time and manner hereinafter set forth. Notwithstanding the foregoing, no Termination Fee will be payable in the case of clause (ii) above if the Purchaser has not, prior to the Expiration Date, waived the Minimum Condition so as to provide that the minimum number of Shares that must be validly tendered as a condition to the Purchaser's acceptance for payment of Shares pursuant to the Offer, together with the Contributed Shares, shall be no greater than 66-2/3% of the outstanding Shares; provided, however, that in the event of such reduction in the Minimum Condition, the Purchaser shall be entitled to extend the Offer from time to time, for so long as the Bank Standstill Letter remains in effect, but in no event beyond October 31, 1997, until Shares validly tendered (and not withdrawn) in the Offer, together with the Contributed Shares, represent at least 90% of the outstanding Shares. The Termination Fee and Expenses shall be paid in immediately available funds concurrently with any termination described only in clause (i) above. Expenses and the Termination Fee, if payable, shall be paid only in the event of, and concurrently with, the consummation of any such Acquisition Proposal in the case of clause (ii) above immediately in available funds.

            (b) if (i) this Agreement is terminated by the Purchaser and Parent pursuant to Section 9.01(c)(i) or (ii) as a result of the Company's failure to satisfy the condition set forth in paragraph (iv) of Annex A hereto and (ii) the Company's breach of any of its representations and warranties under the Agreement and/or its failure to perform its material obligations, covenants or agreements under this Agreement resulting in the failure to satisfy such condition set forth in paragraph (iv) of Annex A, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, the Company shall reimburse Parent and Purchaser for all Expenses. Expenses payable pursuant to this Section 9.03(b) shall be paid in immediately available funds within one Business Day following such termination.

            (c) Upon the occurrence of any Event under clause (a) or (b) of this
Section 9.03 entitling Purchaser and Parent to payment of their Expenses, Purchaser and Parent shall promptly provide the Company with invoices or other reasonable evidence of the Expenses upon request, and Parent shall forthwith return any portion of Expenses reimbursed by the Company as to which such invoices or other evidence are not received.

            (d) For purposes of this Agreement (i) "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, cash flow or results of operation of the Company and its subsidiaries, considered on a consolidated basis, or a material adverse affect on the ability of the Company, on the one hand, or Parent and Purchaser, on the other, to consummate the transactions contemplated by this Agreement, provided, however, that the Company's breach of its representation under Article IV that no more than fifteen Real Property Leases require consents which have not been obtained shall not be deemed to have such a Material Adverse Effect; and (ii) "Expenses" shall mean out-of-pocket expenses incurred by Parent or the Purchaser or on their behalf in connection with the Offer and the Merger and the consummation of the transactions contemplated by this Agreement, (including, without limitation, reasonable attorneys' fees and disbursements and other charges, solicitation agent and depository fees and expenses, fees payable to the Lenders not paid by the Company and accountants and filing fees and printing costs) up to a maximum amount of $900,000.


                                    ARTICLE X

                                  MISCELLANEOUS

            10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties and agreements of the parties contained in Sections 2.06, 3.01, 3.02 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.03, 3.04, 3.05, 4.21, 6.05, 6.08, 6.09, 6.10, 6.11 and Article X hereof, shall survive the consummation of the Offer and the Merger. The agreements of the parties contained in Sections 4.21, 5.07, 6.03(b), 9.02, 9.03 and Article X shall survive any termination of this Agreement. If this Agreement shall terminate after acceptance for payment by the Purchaser of Shares pursuant to the Offer, but prior to the Effective Time, the agreement of the parties contained in Sections 6.09, 6.10 and 6.11 shall also survive the termination of this Agreement, and Parent shall, or shall cause the Purchaser to, cause Article NINTH of the Certificate of Incorporation and Article VII of the Company's By-laws to be amended as provided in Exhibit A and Exhibit B, respectively. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Offer and the Merger or the termination of this Agreement.

            10.02 Amendment and Modification. Subject to Section 1.03(c), if applicable, and subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that after the earlier of (a) the purchase by the Purchaser of a majority of the Shares on a fully diluted basis, and (b) the meeting of shareholders to approve the Merger contemplated by this Agreement, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

            10.03 Waiver of Compliance; Consents. At any time prior to the Effective Time, subject to Section 1.03(c) if applicable, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.03.

            10.04 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            10.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflicts of laws rules. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts in the state of New York, and appellate courts thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

            10.06 Notices. All notices and other communications hereunder shall be in writing (except as otherwise specified in Section 6.08(b)) and shall be deemed given if delivered personally, or mailed by registered or certified mail (return receipt requested) or by overnight courier service or transmitted by facsimile (effective upon confirmation of transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  If to the Company, to:

            Ground Round Restaurants, Inc.
            35 Braintree Hill Office Park
            P.O. Box 9078
            Braintree MA  02184-9078
            Attention:  President
            Fax:  (617) 380-3100


            with copies to:

            Kane Kessler, P.C.
            1350 Avenue of the Americas
            26th Floor
            New York, New York  10019
            Attention:  Jeffrey S. Tullman, Esq.
            Fax:  (212) 245-3009


            (b)  if to Parent or the Purchaser, to:

            GRR Holdings, LLC
            c/o Boston Ventures Management, Inc.
            21 Custom House Street
            Boston, MA  02110
            Attention:  Barbara M. Ginader
            Fax:  (617) 737-3709

            with copies to:

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Erica H. Steinberger, Esq.
            Fax:  (212) 751-4864

            10.07 Entire Agreement, Assignment Etc.. This Agreement, which hereby incorporates the Company Disclosure Letter, and the Confidentiality Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto, except that Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned subsidiary of Parent (the "Permitted Assigns").

            10.08 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            10.09 Headings; Certain Definitions. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

            10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.03, 2.04, 6.09, 6.10 and 6.11 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).


                       [Signatures on the following page]

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                             GRR HOLDINGS, LLC
                             By:  Boston Ventures Limited Partnership V,
                                    its Managing Member
                             By:  Boston Ventures Company V, L.L.C.,
                                    its General Partner


                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name:  Barbara M. Ginader
                                    Title:  Managing Director



                             GRR MERGER CORP.


                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name:  Barbara M. Ginader
                                    Title:  President



                             GROUND ROUND RESTAURANTS, INC.


                             By:    /s/Daniel R. Scoggin
                                    -----------------------------------
                                    Name:  Daniel R. Scoggin
                                    Title: Chairman, President
                                           and Chief Executive Officer

                                     ANNEX A

            The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

            Notwithstanding any other provision of the Agreement and Plan of Merger to which this Annex A is attached (the "Merger Agreement") or the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of and payment for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer if (a) there shall not have been validly tendered to the Purchaser (and not withdrawn) that number of Shares which, when aggregated with the Contributed Shares, represents at least 90% of the Shares outstanding (the "Minimum Condition"); or (b) on or after the date of the Merger Agreement and at or before the time of acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur (each of paragraphs (i) through (ix) providing a separate and independent condition to the Purchaser's obligation pursuant to the Offer):

                  (i) any waiting period applicable to the Offer and the Merger pursuant to the HSR Act shall not have expired or been terminated; or

                  (ii) there shall have been instituted or be pending any
            action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign (a "Claim"), challenging the acquisition by Parent or the Purchaser of the Shares, restraining or prohibiting the making or consummation of the Offer or the Merger or seeking to obtain from Parent or the Purchaser any damages that would result in a Material Adverse Effect if such were assessed against the Company, restraining or prohibiting, or limiting in any material respect, the ownership or operation by Parent or the Purchaser of any material portion of the business or assets of the Company or any of its subsidiaries or seeking to compel Parent or the Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of the Company or any of its subsidiaries or imposing limitations on the ability of Parent or the Purchaser of effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or the Purchaser on all matters properly presented to the Company's shareholders; or seeking to require divestiture by Parent or the Purchaser of any Shares; or

                  (iii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, and other than relating to the Liquor License Approvals, which are addressed in paragraph (ix) below, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (ii) above; or

                  (iv) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements contained in the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in any material respect when made or, except for any representations and warranties made as of a specific date, shall have ceased to be true and correct in any material respect (or, in the case of representations and warranties that are specifically qualified as to materiality, shall not have been true and correct when made or shall have ceased to be true and correct) and if curable, the Company shall have failed to cure such breach within three (3) Business Days after written notice from Purchaser of such failure; or

                  (v) there shall have occurred (A) (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., any other national securities exchange or NASDAQ, (2) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States (3) the commencement of or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) in the case of any of the foregoing existing on August 29, 1997, a material acceleration or worsening thereof, and (B) such occurrence has a Material Adverse Effect; or

                  (vi) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (vii) the Company's Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have approved or recommended any other tender or exchange offer or other Acquisition Proposal, which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment, except where as a result of the Company's receipt of an unsolicited Acquisition Proposal from, or commencement of an unsolicited tender or exchange offer by, a third party (A) the Company issues to its shareholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Exchange Act (and does not otherwise withdraw, modify or amend its approval or recommendation of the Offer, the Merger or the Merger Agreement) and (B) within five Business Days of issuing such communication the Company publicly reconfirms its approval and recommendation of the Offer, the Merger and the Merger Agreement; or

                  (viii) either (A) any change or development, outside of the ordinary course of business consistent with past practice of the Company, not disclosed in the Company Disclosure Letter shall have occurred in the financial condition, assets, capitalization, prospects, shareholders' equity, licenses, permits, business or results of operations of the Company and its subsidiaries which in the reasonable judgment of the Purchaser is or is likely, individually or in the aggregate, to be materially adverse to the Company or any of its subsidiaries taken as a whole, or the Purchaser shall become aware of any fact (including, but not limited to, any such change or development) which is likely to have materially adverse significance with respect to the Company and its subsidiaries taken as a whole; provided, however, that no change, development or fact shall be deemed to be materially adverse for the purpose of this clause (A) unless, individually or when combined with all other changes, developments or facts, it is, in the reasonable judgment of the Purchaser, likely to result in losses (after taking into account any amounts recovered or insurance proceeds receivable by the Company in compensation for such losses) in excess of $4,500,000, or (B) the average gross sales of the Company as reported by the Company in any 21 day period after the date of the Merger Agreement shall be less than $3,000,000 per week; or

                  (ix) (A) the Company and/or the Purchaser shall not have
            obtained (1) any Liquor License Approval required to be obtained prior to Parent's and the Purchaser's obtaining control of the Company through the Purchaser's acceptance for payment of Shares pursuant to the Offer (or Parent and the Purchaser shall not have made arrangements reasonably satisfactory to them to allow any Liquor License subject to any such Liquor License Approval to continue in full force and effect following consummation of the Offer and the Merger pending receipt of such Liquor License Approval), other than any Liquor License Approvals with respect to Liquor Licenses that, individually or in the aggregate, cover restaurant operations (I) generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues of less than $300,000 and (II) with average profit after controllables in any 21 day period after the date of the Merger Agreement which, when deducted from the average profit after controllables of the Company in the same 21 day period, would not result in such average profit after controllables of the Company totaling less than $540,000 per week, or (2) any consent or approval which is legally required to be obtained prior to consummation of the Offer and the Merger and was not disclosed in the Company Disclosure Letter which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect, or
            (B) Parent and the Purchaser shall not have obtained continuing assurances from the appropriate authority in any of the Commonwealth of Massachusetts, State of New York or State of Ohio, or otherwise made arrangements with such authority, satisfactory to Parent and the Purchaser in their sole discretion, that there is no legal impediment to their obtaining control of the Company under such Commonwealth's or State's tied-house statute (see Section 16 of the Offer to Purchase).

            The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such condition and may be waived by the Purchaser, in whole or in part in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                    EXHIBIT A


                  The Restated Certificate of Incorporation is hereby amended by deleting Article NINTH in its entirety and substituting the following new

Article NINTH in lieu thereof:

         "NINTH: (a) To the fullest extent permitted by the New York Business Corporation Law as exists on the date hereof, or as it may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for damages for any breach of duty as a director or officer.

                  (b) The Corporation shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil, criminal, administrative or investigative action, suit or proceeding (other than any action, suit or proceeding brought by such person except as authorized by the Corporation's Board of Directors or to enforce such persons indemnification rights under this Article NINTH or the Bylaws of the Corporation), by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation (collectively, "Actions"), against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amount paid in settlement and expenses, including without limitation, court costs, attorneys' fees and disbursement and those of accountants and other experts and consultants incurred as a result of such Action.

                  (c) Expenses (including attorneys' fees) incurred by an officer or director in defending any Action shall be paid by the Corporation in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article NINTH, and shall be paid by the Corporation within twenty days of a written request therefor by a director or officer accompanied with appropriate documentation supporting such request, unless the Board of Directors of the Corporation acting in good faith affirmatively determines that the acts of such director or officer were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action for which the director is being sued, in which case the Corporation is not required to pay expenses in advance of adjudication of such suit.

                  (d) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law (including, but not limited to the New York Business Corporation Law as it exists on the date hereof, or as it may hereafter be amended), by-law, agreement, vote of shareholders or disinterested directors or otherwise.

                  (e) For purposes of this Article NINTH, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article NINTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (f) This indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (g) Any repeal or modification of this Article NINTH by the directors or the shareholders of the Corporation shall not adversely affect the right or protection of a director or officer or former director or officer of the Corporation existing at the time of such repeal or modification.

                  (h) The foregoing provisions of this Article NINTH shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article NINTH and the relevant provisions of the New York Business Corporation law, if any, are in effect, and, except to the extent otherwise required by law, any repeal or modification thereof shall not affect any rights or obligations then existing or thereafter arising with respect to any state of facts then existing or any Actions theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts."

                                    EXHIBIT B


                  Article VII of the By-Laws of the Corporation are hereby amended by inserting the following new Section 13:

                  Section 13. Notwithstanding anything to the contrary contained in ARTICLE XVI hereof, any repeal or modification of this ARTICLE VII by the directors or the shareholders of the Corporation shall not adversely affect the right or protection of a director or officer of the Corporation, who is serving or has served in such capacity on or prior to August 29, 1997, existing at the time of such repeal or modification.